Exhibit 99.1

A.P. Pharma to Transfer to Nasdaq Capital Market

Redwood City, CA – October 28, 2009 – A.P. Pharma (Nasdaq: APPA), a specialty pharmaceutical company, today announced that on October 26, 2009, the Company received notice that the Nasdaq Listing Qualifications Panel (Panel) has granted the Company’s request to transfer the listing of the Company’s common stock from The Nasdaq Global Market to The Nasdaq Capital Market, which will take effect with the opening of the market on Wednesday, October 28, 2009.  The Company’s securities will continue to trade on The Nasdaq Stock Market (Nasdaq) under the symbol “APPA.”

The Nasdaq Capital Market is a continuous trading market that operates in the same manner as The Nasdaq Global Market and includes the securities of approximately 450 companies. All companies listed on The Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.

As previously announced, the Company received notice on July 17, 2009, that it no longer satisfied the $10 million stockholders’ equity requirement for continued listing on The Nasdaq Global Market.  At a subsequent hearing before the Panel, the Company requested the transfer of its listing to The Nasdaq Capital Market pursuant to an exception to satisfy the $2.5 million stockholders’ equity requirement for continued listing on that market.  Following the completion of the October 22, 2009 financing for approximately $8.1 million, the Company’s stockholders’ equity currently exceeds $2.5 million. The Company is awaiting acknowledgement by Nasdaq that it meets the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market.

Separately, as announced on September 21, 2009, the Company received notice from Nasdaq that it did not satisfy the $1.00 minimum bid price requirement, and that the Company has been granted through March 15, 2010 to regain compliance with the minimum bid price requirement.  If the Company is not in compliance with the minimum bid price requirement by that date, the Company will be entitled to a second 180-calendar day grace period, through September 13, 2010, to evidence compliance with the minimum bid price requirement so long as the Company satisfies all criteria for initial listing on The Nasdaq Capital Market (except for bid price) as of March 15, 2010.  If the Company is not eligible for an additional compliance period or if the Company has not otherwise complied with the minimum bid price requirement, Nasdaq will provide written notice to the Company that its securities are subject to delisting.  At such time, the Company could appeal the delisting determination to a Panel and the Company’s securities would remain listed pending a subsequent decision by the Panel.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product candidate, APF530, for the prevention of chemotherapy-induced nausea and vomiting. The New Drug Application for APF530 was submitted to the U.S. Food and Drug Administration (FDA) in May 2009 and accepted for review in July 2009, at which time the FDA set a Prescription Drug User Fee Act date of March 18, 2010. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company's web site at www.appharma.com.

A.P. Pharma’s Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Vice President, Finance and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564